Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of August 22, 2000 by and between TARGACEPT, INC., a Delaware corporation (“Employer”), and Dr. William S. Caldwell, an individual resident of North Carolina (“Employee”);

RECITALS:

WHEREAS, Employer considers the availability of Employee’s services to be important to the management and conduct of Employer’s business and desires to secure the continued availability of Employee’s services; and

WHEREAS, Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment. For the Term (as defined in Section 2), Employee shall be employed as Vice President, Drug Discovery. Employee will be located at the Employer’s principal executive offices in Winston-Salem, North Carolina. Employee hereby accepts and agrees to such employment, subject to the general supervision of the Board of Directors of Employer (the “Board”), the Chief Executive Officer and President. Employee shall perform such duties and shall have such powers, authority and responsibilities as are customary for one holding the position of Vice President, Drug Discovery of a business similar to Employer and shall additionally render such other services and duties as may be reasonably assigned to him from time to time by the Board, the Chief Executive Officer or the President.

2. Term of Employment. This Agreement shall commence as of September 15, 2000 (the “Effective Date”) and continue until terminated as provided in Section 6 or Section 7 (such period, the “Term”). Any termination of this Agreement shall not affect the parties’ continuing obligations under Section 5, which shall survive any such termination.

3. Compensation.

(a) For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, during the Term, a base annual salary of not less than $135,000, payable in arrears in accordance with the customary payroll practices of Employer. During the Term, Employee’s annual base salary shall be reviewed and subject to increase in accordance with Employer’s standard policies and procedures. Without limiting the generality of the foregoing, Employee’s base annual salary shall be increased annually to the extent necessary to stay in line with the median base salary of employees of a similar level in comparable companies as described in the then current Radford Biotechnology Compensation Report.

(b) Employee shall be eligible to earn an annual bonus during the Term of up to 25% of Employee’s annual base salary, or such higher amount as determined by the Board of Directors (or a compensation committee thereof). The eligibility for the target bonus shall be based upon the achievement of performance objectives mutually agreed upon by Employee and Employer and shall be payable within thirty (30) days of the end of each fiscal year.

(c) All amounts payable hereunder shall be subject to such deductions and withholdings as shall be required by law, if any.

(d) Employee shall be issued 58,017 shares of founder’s stock, which stock shall vest in accordance with the Stock Restriction Agreement attached hereto as Exhibit A.

(e) Employee shall be granted an incentive stock option to purchase 174,051 shares of Employer’s common stock under the terms of Employer’s 2000 Equity Incentive Plan and pursuant to a form of option agreement attached hereto as Exhibit B (the “Option Agreement”). The incentive option shall have a term often years and an exercise price of $0.47 per share and shall vest ratably over the twelve (12) quarters commencing twelve (12) months from the Effective Date. Any terms contained in this Agreement regarding the exercisability or vesting of such options, including without limitation this Section 3(e) and Section 7, shall be reflected in the terms of the Option Agreement. Employee shall also be eligible to receive additional awards thereunder in the discretion of the Board (or a compensation committee thereof).

(f) Employee shall also be entitled to holidays, sick leave and other time off and to participate in those life, health or other insurance plans and other employee pension and welfare benefit programs, plans, practices and benefits generally made available from time to time to all employees of Employer; provided that nothing herein shall obligate Employer to continue any of such benefits for Employee if discontinued for other employees. Without limiting the foregoing, Employee shall be entitled to paid vacation during each fiscal year of the term of twenty (20) days.

4. Reimbursement of Expenses. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred by Employee in performing his obligations under this Agreement and also, to the extent consistent with Employer’s policy, for any dues and costs of appropriate professional organization and continuing professional education, in each case subject to such reasonable documentation and substantiation as Employer shall require.

5. Covenants of Employee.

(a) Covenant Not to Compete. Employee covenants that during the “Noncompetition Period” (as defined in Section 5(g)) and within the “Noncompetition Area” (as

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defined in Section 5(h)), he shall not, directly or indirectly, as principal, agent, officer, director, shareholder, member, employee, consultant or trustee, or through the agency of any person, firm, corporation, partnership, limited liability company, association or other entity (collectively, “Entity”), engage in the “Business” (as defined in Section 5(i)). Without limiting the generality of the foregoing, Employee agrees that during the Noncompetition Period and within the Noncompetition Area, he shall not be (i) the owner of the outstanding capital stock or other equity interests of any Entity (other than Employer or its affiliates) that, directly or indirectly, engages in the Business; or (ii) an officer, director, partner, manager, member, consultant or employee of any Entity that, directly or indirectly, engages in the Business; provided, that this Section 5(a) shall not prevent Employee from (A) being an employee of any area or division of any Entity to the extent that such area or division does not, directly or indirectly, engage in the Business or (B) beneficially owning less than 1% of the stock of a corporation traded on a national securities exchange or The Nasdaq National Market.

(b) Nondisclosure Covenant. The parties acknowledge that Employer and its affiliates are enterprises whose success is attributable largely to the ownership, use and development of certain valuable confidential and proprietary information (the “Proprietary Information”), and that Employee’s employment with Employer will involve access to and work with such information. Employee acknowledges that his relationship with Employer is a confidential relationship, and agrees that (i) he shall keep and maintain the Proprietary Information in strictest confidence, and (ii) he shall not, either directly or indirectly, use any Proprietary Information for his own benefit, or divulge, disclose or communicate any Proprietary Information in any manner whatsoever to any person or Entity other than to employees or agents of Employer having a need to know such Proprietary Information to perform their responsibilities on behalf of Employer, and to other persons or Entities in the normal course of Employer’s business. This nondisclosure obligation shall apply to all Proprietary Information, whether or not Employee participated in the development thereof. Upon termination of his employment with Employer for any reason, Employee will return to Employer all Proprietary Information in any medium and all other documents, data, materials or property of Employer (including any copies thereof) in his possession. For purposes of this Agreement, the term “Proprietary Information” shall include any and all proprietary information related to the business of Employer and its affiliates and stockholders, or to any of their products, services, sales or operations, which is not generally known to the public, specifically including (but without limitation): trade secrets, processes, formulae, compounds and properties thereof, data, files, research results, computer programs and related source codes and object codes, improvements, inventions, techniques, marketing plans, strategies, forecasts, copyrightable material, suppliers, methods and manner of operations; information relating to the identity, needs and location of all past, present and prospective customers; and information with respect to the internal affairs of Employer and its affiliates. Such Proprietary Information may or may not contain legends or other written notice that it is of a confidential or proprietary nature. The parties stipulate that, as between them, the above-described matters are important and confidential and gravely affect the successful conduct of the business of Employer and its affiliates and that any breach of the terms of this Section 5(b) shall be a material breach of this Agreement.

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(c) Nonsolicitation Covenant. Employee covenants that during the Noncompetition Period he shall not, directly or indirectly, on behalf of himself or any Entity, call upon any of the customers or clients of Employer (or potential customers or clients whose business Employee solicited on behalf of Employer or about whose needs Employee gained information during his employment with Employer) for the purpose of soliciting or providing any product or service similar to that provided by Employer, nor will he, in any way, directly or indirectly, on behalf of himself or any Entity solicit, divert or take away, or attempt to solicit, divert, or take away any of the customers, clients, business or patrons of Employer (or potential customers or clients whose business Employee solicited on behalf of Employer or about whose needs Employee gained information during his employment with Employer). Employee further covenants that during the Noncompetition Period he shall not, directly or indirectly, on behalf of himself or any Entity, solicit, induce or encourage any person to leave the employ of Employer.

(d) Inventions. All inventions, designs, formulae, processes, discoveries, drawings, improvements and developments made by Employee, either solely or in collaboration with others, during his employment with Employer, whether or not during working hours, and relating to any methods, apparatus, products, compounds, services or deliverables which are made, furnished, sold, leased, used or developed by Employer or its affiliates or which pertain to the Business (the “Developments”) shall become and remain the sole property of Employer. Employee shall disclose promptly in writing to Employer all such Developments. Employee acknowledges and agrees that all Developments shall be deemed “works made for hire” within the meaning of the United States Copyright Act, as amended. If, for any reason, such Developments are not deemed works made for hire, Employee hereby assigns to Employer all of his right, title and interest (including, but not limited to, copyright and all rights of inventorship) in and to such Developments. At the request and expense of Employer, whether during or after employment with Employer, Employee shall make, execute and deliver all application papers, assignments or instruments, and perform or cause to be performed such other lawful acts as Employer may deem necessary or desirable in making or prosecuting applications, domestic or foreign, for patents (including reissues, continuations and extensions thereof) and copyrights related to such Developments or in vesting in Employer full legal title to such Developments. Employee shall assist and cooperate with Employer or its representatives in any controversy or legal proceeding relating to such Developments, or to any patents, copyrights or trade secrets with respect thereto. If for any reason Employee refuses or is unable to assist Employer in obtaining or enforcing its rights with respect to such Developments, he hereby irrevocably designates and appoints Employer and its duly authorized agents as his agents and attorneys-in-fact to execute and file any documents and to do all other lawful acts necessary to protect Employer’s rights in the Developments. Employee expressly acknowledges that the special foregoing power of attorney is coupled with an interest and is therefore irrevocable and shall survive (i) his death or incompetency, (ii) the termination of his employment with Employer and (iii) the termination of this Agreement.

(e) Independent Covenants. Each of the covenants on the part of Employee contained in Sections 5(a), (b), (c) and (d) of this Agreement shall be construed as an

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agreement independent of each other such covenant. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any such covenant.

(f) Reasonableness; Injunction. Employee acknowledges that his covenants contained in Section 5 of this Agreement are reasonably necessary for the protection of Employer and its affiliates and their businesses, and that such covenants are reasonably limited with respect to the activities prohibited, the duration thereof, the geographic area thereof, the scope thereof and the effect thereof on Employee and the general public. Employee further acknowledges that violation of the covenants would immeasurably and irreparably damage Employer and its affiliates, and by reason thereof Employee agrees that for violation or threatened violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any violation or threatened violation of this Agreement. Employee consents to the issuance of such injunction. Furthermore, Employer shall, in addition to any other rights or remedies available to it, at law or otherwise, be entitled to reimbursement of court costs, attorneys’ fees and other expenses incurred as a result of a breach of this Agreement. Employee agrees to reimburse Employer for such expenses promptly following a final determination that he has breached this Agreement.

(g) Noncompetition Period. “Noncompetition Period” shall mean the period commencing on the Effective Date and continuing until nine (9) months following termination of this Agreement.

(h) Noncompetition Area. The “Noncompetition Area” shall consist of the entire world.

(i) Business. For the purposes of this Agreement, the “Business” shall mean the business of developing, manufacturing, marketing or selling therapeutic products that use synthetic nicotinic cholinergic compounds.

6. Disability. Upon the “disability” of Employee, this Agreement may be terminated by action of the Board upon 30 days prior written notice (the “Disability Notice”), such termination to become effective only if such disability continues. If, prior to the effective time of the Disability Notice, Employee shall recover from such disability and return to the full-time active discharge of his duties, then the Disability Notice shall be of no further force and effect and Employee’s employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and return to his duties, then his services shall terminate at the effective time of the Disability Notice with the same force and effect as if that date had been the end of the Term originally provided for hereunder. Such termination shall not prejudice any benefits payable to Employee that are fully vested as of the date of such termination. Prior to the effective time of the Disability Notice, Employee shall continue to earn all compensation to which Employee would have been entitled as if he had not been disabled,

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such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3(a). A “disability” of Employee shall be deemed to exist at all times that Employee is considered by the insurance Employer which has issued any policy of disability insurance owned by Employer or for which premiums are paid by Employer (the “Employer Policy”) to be totally disabled under the terms of such policy. In the event there is no Employer Policy, “disability” shall mean the inability, by reason of physical or mental incapacity, impairment or infirmity, of Employee to perform, upon request, his regular duties required herein for six consecutive months, and the determination of the existence or nonexistence of disability shall be made by a medical doctor who is licensed to practice medicine in the State of North Carolina mutually acceptable to the Board and to Employee (or, if Employee is incapacitated, his spouse).

7. Termination.

(a) If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last day of the Term; provided that such termination shall not prejudice any benefits payable to Employee or Employee’s beneficiaries that are fully vested as of the date of death.

(b) Employer may terminate Employee’s employment under this Agreement at any time with or without Just Cause. Any termination without Just Cause shall be effective only on thirty (30) days prior written notice to Employee. Any termination with Just Cause shall be effective immediately or at such other time set by the Board. “Just Cause” shall mean (i) Employee’s willful and material breach of this Agreement and his continued failure to cure such breach to the reasonable satisfaction of the Board within thirty (30) days following written notice of such breach to Employee from the Board; (ii) Employee’s conviction of, or entry of a plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude, (iii) Employee’s willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material damage or harm to the business, financial condition or assets of Employer; or (iv) Employee’s intentional damage or destruction of substantial property of Employer. Just Cause shall be determined by the Board in its reasonable discretion and the particulars of any determination shall be provided to Employee in writing. At any time within ninety (90) days of receipt by Employee in writing of such determination, Employee may object to such determination in writing and submit the determination to arbitration in accordance with Section 9(j). If such determination is overturned in arbitration, Employee will be treated as having been terminated without Just Cause and shall be entitled to the benefits of Section 7(d).

(c) Employee may voluntarily terminate his employment with Employer on thirty (30) days prior written notice to Employer.

(d) Upon any termination pursuant to this Section 7, Employee shall be entitled to receive a lump sum equal to any base salary, target bonus and other compensation earned and due but not yet paid through the effective date of termination. In addition, if this Agreement and Employee’s employment hereunder is terminated by (i) Employer (or its

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successor) other than for Just Cause, or (ii) Employee for Good Reason, Employee shall be entitled to the following:

(A) severance, payable monthly, equal to Employee’s then current base salary for nine (9) months following such termination or, if shorter, until such time as Employee secures other employment (the “Severance Period”);

(B) six (6) months acceleration of unvested stock options to purchase capital stock or restricted stock of the Employer held by Employee;

(C) the health care (including medical and dental) and life insurance benefits coverage provided to Employee at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if Employee reaches age 65 or similar events), for the Severance Period, followed by COBRA election rights. Any additional coverages Employee had at termination, including dependent coverage, will also be continued for such period on the same terms. Any costs Employee was paying for such coverages at the time of termination shall continue to be paid by Employee. If the terms of any benefit plan referred to in this section do not permit continued participation by Employee, then Employer will arrange for other coverage providing substantially similar benefits at the same contribution level of Employee, and

(D) outplacement counseling services selected by Employee, up to a maximum of $10,000.

(e) If Employer (or its successor) terminates Employee’s employment for Just Cause, Employee shall forfeit any unexercised vested stock options at the date of termination. If Employee terminates his employment or if Employer (or its successor) terminates Employee’s employment without Just Cause, Employee shall have ninety (90) days from the date of termination to exercise any vested options.

(f) For purposes hereof, Good Reason” shall mean the occurrence of any of the following events without Employee’s express written consent:

(A) the breach by Employer (or any successor entity) of any material provision of this Agreement;

(B) any purported termination of the employment of Employee by Employer (or any successor entity) which is not effected in accordance with this Agreement;

(C) any failure of the Employer (or any successor entity) to pay Employee and amounts of base salary or bonus compensation that have become due and payable to Employee within thirty (30) days after Employee has given Employer (or any successor entity) notice of demand therefor.

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(g) Except as otherwise provided in this Section 7, upon termination of this Agreement for any reason, Employee shall not be entitled to any form of severance benefits, including benefits otherwise payable under any of Employer’s regular severance plans or policies, or any other payment whatsoever. Employee agrees that the payments and benefits provided hereunder, subject to the terms and conditions hereof shall be in full satisfaction of any rights which he might otherwise have or claim by operation of law, by implied contract or otherwise, except for rights which he may have under any employee benefit plan of Employer.

8. Best Efforts of Employee. Employee agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents perform all the duties that may be required of him pursuant to the express and implicit terms hereof, to the reasonable satisfaction of Employer, commensurate with his position. Such duties shall be rendered at such place as Employer designates and employee acknowledges that he may be required to travel as shall reasonably be required to promote the business of Employer. To the extent reasonably required by the duties assigned to him, Employee shall devote substantially all his time, attention, knowledge and skills to the business and interest of Employer and shall be entitled to all the benefits, profits and other issue arising from or incident to all work, service and advice of Employee. During the Term, Employee shall not be interested, directly or indirectly, in any manner as partner, manager, officer, director, shareholder, member, adviser, consultant, employee or in any other capacity in any other business; provided, that nothing herein contained shall be deemed to prevent or limit the right of Employee to beneficially own less than 1% of the stock of a corporation traded on a national securities exchange or The Nasdaq National Market as long as such passive investment does not interfere with or conflict with the performance of services to be rendered hereunder.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to conflicts of law principles thereof.

(b) This Agreement constitutes the entire Agreement between Employee and Employer with respect to the subject matter hereof, and supersedes in their entirety any and all prior oral or written agreements, understandings or arrangements between Employee and Employer or any of its affiliates relating to the terms of Employee’s employment by Employer, and all such agreements, understandings and arrangements are hereby terminated and are of no force and effect. Employee hereby expressly disclaims any rights under any such agreements, understandings and arrangements. This Agreement may not be amended or terminated except by an agreement in writing signed by both parties.

(c) This Agreement may be executed in two or more counterparts, each of which shall be deemed and original and all of which, taken together, shall constitute one and the same instrument.

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(d) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by nationally recognized overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:

Targacept, Inc.

Bowman Gray Technical Center

950 Reynolds Boulevard

Winston-Salem, North Carolina 27105

Attn: President

To Employee:

Dr. William S. Caldwell

1270 Yorkshire Road

Winston-Salem, NC 27106.

Notices given in person or by overnight courier service shall be deemed given when delivered in person or the day after delivery to the courier addressed to the address required by this Section 9(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

(e) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(f) This Agreement may not be assigned by Employee without the written consent of Employer. This Agreement shall be binding on any successors or assigns of either party hereto.

(g) For purposes of this Agreement, employment of Employee by any affiliate of Employer shall be deemed to be employment by Employer hereunder, and a transfer of employment of Employee from one such affiliate to another shall not be deemed to be a termination of employment of Employee by Employer or a cessation of the Term, it being the intention of the parties hereto that employment of Employee by any affiliate of Employer shall be treated as employment by Employer and that the provisions of this Agreement shall continue to be fully applicable following any such transfer.

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(h) The respective rights and obligations of the parties hereunder shall survive any termination of the Term or Employee’s employment with Employer to the extent necessary to preserve such rights and obligations for their stated durations.

(i) In the event that it shall become necessary for either party to retain the services of an attorney to enforce any terms under this Agreement, the prevailing party, in addition to all other rights and remedies hereunder or as provided by law, shall be entitled to reasonable attorneys’ fees and costs of suit. Employer shall reimburse Employee for the reasonable fees and expenses of counsel to Employee for the original negotiation of this Agreement.

(j) Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in accordance with Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration panel, which shall consist of three members, may be entered in any court having jurisdiction. Any arbitration shall be held in Winston-Salem, North Carolina, unless otherwise agreed in writing by the parties. One arbitrator shall be selected by Employee, one arbitrator shall be selected by Employer, and the third arbitrator shall be selected by the two arbitrators selected by Employee and Employer.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

TARGACEPT, INC.

By:	/s/ J. Donald deBethizy

Name:	J. Donald deBethizy
Title:	President

EMPLOYEE:

/s/ William S. Caldwell

Dr. William S. Caldwell

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EXHIBIT A

OPTION AGREEMENT

2000 EQUITY INCENTIVE PLAN

OF

TARGACEPT, INC.

Stock Option Agreement

(Employees)

THIS AGREEMENT (the “Agreement”), made the 22nd day of August, 2000, between Targacept, Inc., a Delaware corporation (the “Corporation”), and William S. Caldwell, an employee of the Corporation or a related corporation (the “Participant”), effective as of September 15, 2000;

R E C I T A L S :

In furtherance of the purposes of the 2000 Equity Incentive Plan of Targacept, Inc., as it may be hereafter amended (the “Plan”), and in consideration of the services of the Participant and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Participant hereby agree as follows:

1. Incorporation of Plan. The rights and duties of the Corporation and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, a copy of which is delivered herewith or has been previously provided to the Participant and the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

2. Grant of Option; Term of Option. The Corporation hereby grants to the Participant pursuant to the Plan, as a matter of separate inducement and agreement in connection with his employment or service to the Corporation, and not in lieu of any salary or other compensation for his services, the right and Option (the “Option”) to purchase all or any part of an aggregate of one hundred seventy-four thousand fifty-one (174,051) shares (the “shares”) of the common stock (the “Common Stock”) of the Corporation, at a purchase price (the “option price”) of forty-seven cents ($0.47) per share. The Option to purchase one hundred seventy-four thousand fifty-one (174,051) of the shares shall be designated as an Incentive Option. To the extent that the Option is designated as an Incentive Option and such Option does not qualify as an Incentive Option, the Option (or portion thereof) shall be treated as a Nonqualified Option. Except as otherwise provided in the Plan, the Option will expire if not exercised in full before September 15, 2010.

3. Exercise of Option. The Option shall become exercisable on the date or dates and subject to such conditions set forth on Schedule A attached hereto; provided, that, as permitted by the Plan, the terms of Section 18(c) of the Plan shall not apply to the Option. To the extent that the Option is exercisable but is not exercised, the Option shall accumulate and be exercisable by the Participant in whole or in part at any time prior to expiration of the Option, subject to the terms of the Plan and this Agreement. Upon the exercise of an Option in whole or in part and payment of the option price in accordance with the provisions of the Plan and this Agreement, the Corporation shall as soon thereafter as practicable deliver to the Participant a certificate or certificates for the shares purchased. Payment of the option price may be made: (i) in cash or by check; (ii) by delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant at the time of exercise for a period of at least six months and otherwise acceptable to the Administrator; (iii) by withholding shares of Common Stock otherwise issuable upon exercise of the Option; (iv) in the event that a public market for the Common Stock exists (as defined in the Plan), by delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the option price; (v) by such other methods as may be permitted by the Administrator in accordance with Section 6(c)(ii) of the Plan; or (vi) by a combination of the foregoing methods. Shares delivered or withheld in payment of the option price shall be valued at their fair market value on the date of exercise, as determined by the Administrator by applying the provisions of the Plan.

4. No Right of Continued Employment or Service. Nothing contained in this Agreement or the Plan shall confer upon the Participant any right to continue in the employment or service of the Corporation or a related corporation or interfere with the right of the Corporation or a related corporation to terminate the Participant’s employment or service at any time. Except as otherwise expressly provided in the Plan, all rights of the Participant under the Plan with respect to the unexercised portion of his Option shall terminate upon termination of the employment or service of the Participant with the Corporation or a related corporation.

5. Nontransferability of Option. The Option shall not be transferable other than by will or the laws of intestate succession. Except as may be permitted by the preceding sentence, this Option shall be exercisable during the Participant’s lifetime only by the Participant.

6. Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of the Corporation with respect to the grant of the Option or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.

7. Representations and Warranties of Participant. The Participant represents and warrants to the Corporation that:

(a)	Agrees to Terms of the Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. The Participant acknowledges that there may be adverse tax consequences upon acquisition or disposition of the shares subject to the Option, and that Participant should consult a tax advisor prior to such exercise or disposition.

(b)	Purchase for Own Account for Investment. Any shares of Common Stock acquired pursuant to the Option shall be acquired for Participant’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Participant has no present intention of selling or otherwise disposing of all or any portion of the shares subject to the Option.

(c)	Access to Information. The Participant has had access to all information regarding the Corporation and its present and prospective business, assets, liabilities and financial condition that the Participant reasonably considers important in making a decision to acquire the shares subject to the Option, and the Participant has had ample opportunity to ask questions of the Corporation’s representatives concerning such matters and this investment.

(d)	Understanding of Risks. The Participant is fully aware of: (i) the speculative nature of the investment in the shares of Common Stock; (ii) the financial hazards involved in investment of the Common Stock; (iii) the lack of liquidity of the shares subject to the Option and the restrictions on transferability of such shares; (iv) the qualifications and backgrounds of the management of the Corporation; and (v) the tax consequences of investment in the shares of Common Stock. The Participant is capable of evaluating the merits and risks of this investment, has the ability to protect his own interests in this transaction and is financially capable of bearing a total loss of this investment.

(e)	No General Solicitation. At no time was the Participant presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the shares subject to the Option.

(f)	Compliance with Securities Laws. The shares subject to the Option have not been registered with the Securities and Exchange Commission (“SEC”) under the Securities Act and, notwithstanding any other provision of this Agreement or the Plan to the contrary, the right to acquire any shares subject to this Option is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. The Participant agrees to cooperate with the Corporation to ensure compliance with such laws.

(g)

No Transfer Unless Registered or Exempt. The Participant understands that he may not transfer any shares subject to the Option unless such shares are registered under the Securities Act or qualified under applicable state securities laws or unless, in the opinion of counsel to the Corporation, exemptions from such registration and qualification requirements are available. The Participant understands that only the Corporation may file a registration statement with the SEC and that the Corporation is under no obligation to do so with respect to the shares subject to the Option. The Participant has also been advised that exemptions from registration and qualification may not be available or may not permit the Participant to transfer all or any of the shares subject to the Option in the amounts or at the times proposed by him. The Participant also agrees in connection with any registration of the Corporation’s securities that, upon the request of the Corporation or the underwriters managing any public offering of the Corporation’s securities, the Participant will not sell or otherwise dispose of any shares without the prior written consent of the Corporation or such underwriters, as the case may be, for such period of time (not to exceed 180 days) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Corporation or the underwriters may specify.

8. Other Restrictions on Option and Shares.

(a)	As a condition to the issuance and delivery of shares subject to the Option, or the grant of any benefit pursuant to the terms of the Plan, the Corporation may, with the consent of the Participant, require the Participant or other person to become a party to a stockholders’ agreement, buy-sell agreement, redemption agreement, repurchase agreement or other agreement between the Corporation and stockholders of the Corporation or among stockholders of the Corporation or such other agreements imposing such restrictions as may be required by the Corporation. Notwithstanding the foregoing, the Participant hereby expressly acknowledges and agrees that the Corporation shall require, prior to the issuance of any shares pursuant to this Agreement, that the Participant become a party to that certain Stockholders Agreement dated as of August 22, 2000, by and among Targacept, Inc. and the stockholders thereof, as it may be amended from time to time, and the Participant hereby agrees to execute such agreement.

(b)	The Corporation may impose such restrictions on the Option and any shares issuable pursuant to the exercise of the Option as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky or state securities laws applicable to such shares. Notwithstanding any other provision in the Plan or the Agreement to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock, to make any other distribution of benefits, or to take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Corporation will be under no obligation to register the shares of Common Stock with the SEC or to effect compliance with the exemption, registration, qualification or listing requirements of any state securities laws, stock exchange or similar organization, and the Corporation will have no liability for any inability or failure to do so. The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to the exercise of the Option in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

9. Governing Law. Except as otherwise provided in the Plan or herein, this Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to the conflict of laws provisions of any state.

10. Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be modified or amended only by the written agreement of the parties hereto. The waiver by the Corporation of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

11. No Rights as a Stockholder. The Participant or his legal representatives, legatees or distributees shall not be deemed to be the holder of any shares subject to the Option and shall not have any rights of a stockholder unless and until certificates for such shares have been issued and delivered to him or them.

12. Withholding. The Participant acknowledges that the Corporation shall require the Participant to pay the Corporation the amount of any federal, state, local or other tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of the Participant, and the Participant agrees, as a condition to the grant of the Option, to satisfy such obligations.

13. Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator (as such term is defined in the Plan), and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement is final and binding.

14. Notices. Except as may be otherwise provided by the Plan, any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Corporation’s records, or if to the Corporation, at the Corporation’s principal office.

15. Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Corporation and by the Participant effective as of the day and year first above written.

TARGACEPT, INC.

By:	/s/ J. Donald deBethizy

	Name:	J. Donald deBethizy
	Title:	President

Attest:

/s/ August Borschke

Secretary

[Corporate Seal]

PARTICIPANT

/s/ William S. Caldwell

William S. Caldwell

6

2000 EQUITY INCENTIVE PLAN

OF

TARGACEPT, INC.

Stock Option Agreement

(Employees)

SCHEDULE A

Date Option granted: September 15, 2000.

Date Option expires: September 15, 2010.

Number of shares subject to Option: 174,051 shares.

Option price (per share): $0.47.

Class of Option: Incentive.

Date Installment First Exercisable*	Number of Shares In Installment
December 15, 2001	14,505
March 15, 2002	14,504
June 15, 2002	14,504
September 15, 2002	14,504
December 15, 2002	14,505
March 15, 2003	14,504
June 15, 2003	14,504
September 15, 2003	14,504
December 15, 2003	14,505
March 15, 2004	14,504
June 15, 2004	14,504
September 15, 2004	14,504

*	So long as the Employment Agreement dated August 22, 2000 between the Participant and the Corporation, as may be amended (the “Employment Agreement), remains effective, if the Participant’s employment by the Corporation is terminated by (i) the Corporation (or its successor) without “Just Cause” or (ii) the Participant for “Good Reason” (all such terms as defined in the Employment Agreement), each date set forth on this Schedule A shall be deemed accelerated by six (6) months (e.g., “June 15, 2002” shall become “December 15, 2001, “September 15, 2002” shall become “March 15, 2002,” etc.).

EXHIBIT B

STOCK RESTRICTION AGREEMENT

STOCK RESTRICTION AGREEMENT

THIS STOCK RESTRICTION AGREEMENT (“Agreement”), is made and entered into as of the 22nd day of August, 2000, by and between TARGACEPT, INC., a Delaware corporation (the “Company”), and Dr. William S. Caldwell (the “Stockholder”), an individual resident of North Carolina.

WITNESSETH:

WHEREAS, in order to induce the investors named in the Company’s Series B Convertible Preferred Stock Purchase Agreement of even date herewith to consummate the purchase of up to 6,537,634 shares of the Company’s Series B Convertible Preferred Stock, $0.001 par value per share (“Series B Preferred”), the Stockholder has agreed to subject 58,017 shares of the Company’s common stock, $0.001 par value (“Common Stock”), owned by the Stockholder as of the date hereof (the “Subject Shares”) to the terms and conditions hereof; and

WHEREAS, the continued services of the Stockholder as an employee of the Company are critical to the future success of the Company, and the Stockholder has entered into an Employment Agreement with the Company of even date herewith (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Employment Agreement.

2. Shares. The Subject Shares, together with all shares of capital stock of the Company hereafter acquired by the Stockholder in respect of the Subject Shares through stock dividends, stock splits or other similar reorganization or recapitalization (together with the Subject Shares, the “Shares”), shall be subject to the provisions of this Agreement.

3. Vesting. All of the Shares shall be “vested” on August 22, 2001, and none of the Shares shall be “vested” until August 22, 2001. All Shares which are not “vested” shall be “unvested.” In no event shall the Stockholder sell, transfer, assign, pledge or otherwise encumber any unvested Subject Shares. All unvested Shares shall be fully vested upon: (i) the death or “disability” (as defined in Section 6 of the Employment Agreement) of the Stockholder; (ii) the termination of the employment of the Stockholder by (A) the Company (or its successor) other than for Just Cause, or (B) the Stockholder for Good Reason; or (iii) the occurrence of a “Significant Transaction” (as defined in the Company’s 2000 Equity Incentive Plan, as may be amended from time to time).

4. Repurchase Option.

(a) Upon termination of the employment of the Stockholder by (i) the Company (or its successor) for Just Cause or (ii) the Stockholder other than for Good Reason (in either case, a “Repurchase Event”), all of the unvested Shares shall be subject to the repurchase option set forth in Section 4(b) (the “Repurchase Shares”).

(b) For a period of sixty (60) days from the date of a Repurchase Event, the Company shall have an option to repurchase all, but not less than all, of the Repurchase Shares. Such option must be exercised by the delivery of written notice thereof to the Stockholder (or to the Stockholder’s personal representative, if applicable) prior to the expiration of the option. Upon the delivery of such notice of exercise, the Company shall be obligated to purchase from the Stockholder, and the Stockholder shall be obligated to sell to the Company, all of the Repurchase Shares for the purchase price and upon the terms set forth herein.

5. Purchase Price.

(a) The purchase price for all Repurchase Shares shall be the Stockholder’s original price per share paid in cash, if any.

(b) The Stockholder (or the Stockholder’s personal representative, if applicable) shall have no voice in the decisions of the Company pursuant to Section 4, whether as a Stockholder, director, or officer of the Company; provided, however, that if necessary to secure valid corporate action, the Stockholder (or the Stockholder’s personal representative, if applicable) shall attend a meeting of the Stockholders or directors and vote his shares or take such other action consistent with the request of a majority of the shares of Common Stock not held by the Stockholder.

6. Closing of Purchase and Payment of Purchase Price.

(a) Closing. The closing (the “Closing”) of a purchase hereunder shall take place at the principal office of the Company, on a date selected by the Company which shall not be more than sixty (60) days following delivery by the Company of the notice referenced in Section 4 (the “Closing Date”). As a condition precedent to the Stockholder’s obligation to close, the Company shall cause the Stockholder to be relieved of any and all personal liability with respect to guarantees made by the Stockholder of corporate obligations of the Company, or, if such release cannot be obtained, the Company shall indemnify the Stockholder with respect to such obligations.

(b) Payment of Purchase Price. The purchase price for the Shares shall be payable to the Stockholder in cash or immediately available funds at the Closing.

7. Necessary Documents. If, under the terms of this Agreement, the Repurchase Shares are purchased, the Stockholder, or the legal representative of the Stockholder, shall execute and deliver all necessary documents that may be reasonably required for accomplishing a complete transfer of such shares for the purpose of the repurchase transaction.

8. Endorsement on Stock Certificates. Each certificate representing the Shares of the Company now or hereafter held by the Stockholder shall be stamped with a legend in substantially the following form:

“The shares of stock represented by this certificate are restricted under the terms of a Stock Restriction Agreement dated the 22nd day of August, 2000, a copy of which is on file at the office of the corporation.”

9. Notices. All notices, requests, demands, payments, and other communications hereunder shall be deemed to have been duly given if in writing and hand delivered or sent by certified mail to the appropriate address indicated below or to such other address as may be given in a notice sent to all parties hereto:

(a)	If to the Company, to:

Targacept, Inc.

Bowman Gray Technical Center

950 Reynolds Boulevard

Winston-Salem, North Carolina 27105

(b)	If to the Stockholder, to:

Dr. William S. Caldwell

1270 Yorkshire Road

Winston-Salem, NC 27106

10. Entire Agreement. This Agreement (together with the Employment Agreement) supersedes any and all other understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and constitutes the sole and only agreement between the parties with respect to said subject matter. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied herein (or in the Employment Agreement), and that no agreement, statement or promise not contained in this Agreement (or the Employment Agreement) shall be valid or binding or of any force or effect. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification is in writing and is signed by the parties hereto.

11. Severability. In the event that any one or more of the provisions contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if that invalid, illegal or unenforceable provision had never been contained herein.

12. Parties Bound. The terms, promises, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by the Stockholder without the prior written consent of the Company.

13. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written, the corporate party acting through its duly authorized officer.

ATTEST:	Targacept, Inc.

/s/ A. Borschke	By:	/s/ J. Donald deBethizy

Secretary		J. Donald deBethizy, President

(Corporate Seal)

/s/ William S. Caldwell

Dr. William S. Caldwell